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Exhibit (b)


[AMBI Inc. Letterhead]



                                                         September 12, 1997



Nelson Partners
Olympus Securities, Ltd.
C/O Citadel Investment Group, L.L.C.
225 West Washington Street - 9th Floor
Chicago, Illinois 60606


RE:      Series C Preferred Stock

Dear Mr. Griffin:

         We refer to the 222 shares of Series C Preferred Stock (the "Preferred Stock") of AMBI Inc., formerly Applied Microbiology, Inc., (the "Corporation") which are owned by Nelson Partners (166 shares) and Olympus Securities, Ltd. (56 shares), each of Nelson Partners and Olympus Securities, Ltd. being referred to as a "Holder". Capitalized terms which are not defined in this letter shall have the meaning set forth in Certificate of Amendment of the Certificate of Incorporation of the Corporation creating the Preferred Stock (the "Certificate").

         The following legend shall be forthwith inscribed on the Certificates which represent the shares of Preferred Stock: The terms of the Certificate of Incorporation of Applied Microbiology, Inc. creating the Series C Preferred Stock have been amended by letter agreements dated January 10, 1997 and September 12, 1997 copies of which are available upon request to the Secretary of the Corporation.

         For good and valuable consideration, the Corporation and each Holder agree as follows:

         The Holder agrees not to engage, directly or indirectly, in any transaction related to the Series C Preferred Stock, or the Series D Preferred Stock, or the Corporation's Common Stock, including, but not limited to conversions of the Series C Preferred Stock or the Series D Preferred Stock, and short sales of the Corporation's Common Stock, from the date of this letter agreement until December 31, 1997. The Holder and the Corporation agree that the Fixed Conversion Price set forth in the Certificate shall be changed to $3.25, and that the Automatic Conversion date set forth in the Certificate shall be changed to October 13, 1999.


         This letter agreement is effective September 12, 1997 and shall be binding upon the parties and their successors and assigns. It may not be amended or terminated orally. This letter agreement, the letter agreement dated January 10, 1997 and the Certificate sets forth all understandings with respect to the subject matter hereof. Except as set forth herein, the terms and conditions of the Certificate are ratified and confirmed.


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         Please indicate agreement to the above by signing in the space provided below and faxing the signed copy back. Two original confirmation copies will be mailed to you. Please return one signed copy.



                                    AMBI Inc.


                                    By:    /s/ Benjamin Sporn
                                        --------------------------------------
                                           Benjamin Sporn
                                           Vice President Legal & Secretary

Accepted and agreed to:

Nelson Partners


By:    /s/ Anne Dupuy
    -----------------------------------
       Name:  Anne Dupuy
       Title:


Olympus Securities, Ltd.


By:    /s/ Anne Dupuy
    -----------------------------------
       Name:  Anne Dupuy
       Title:



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